Exhibit 10.53

SECOND AMENDMENT TO SERIES B CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

This Second Amendment to Series B Convertible Preferred Stock Purchase Agreement (this “Amendment”), effective as of the 25th of June, 2009, is entered into by and among Allozyne, Inc., a Delaware corporation (the “Company”), and the purchasers of the Company’s Series B-1 Preferred Stock pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement dated as of the 22nd of October, 2007, as amended by that certain First Amendment to Series B Convertible Preferred Stock Purchase Agreement dated as of the 31st of March, 2009 (collectively, the “Purchase Agreement”), by and among the Company and each holder of the Company’s Series B-1 Preferred Stock (the “Purchasers”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

WHEREAS, upon the occurrence of certain Milestone Events by May 31, 2009, as determined in good faith by the Board of Directors, or with the waiver on or before June 15, 2009 by the holders of a Majority Interest of the failure to achieve certain Milestone Events, as the case may be, then Company and Purchasers shall cause the sale of the Milestone Shares in a Second Closing;

WHEREAS, the Company and the Purchasers wish to extend the dates for achievement and/or waiver of the Milestone Events; and

WHEREAS, the Company and the Purchasers wish to condition the conversion of the shares of Company Series B-1 Preferred Stock into shares of the Company’s Common Stock upon such holders’ failure to participate in certain Company financings; and

WHEREAS, the Company and the Purchasers wish to provide for the inclusion of the forgiveness of certain Company indebtedness held by the Purchasers as consideration for the purchase of shares of the Company’s Series B-2 Preferred Stock in the Second Closing of the Purchase Agreement; and

WHEREAS, Section 6.10 of the Purchase Agreement provides that the Purchase Agreement can be amended with the written consent of the Company and the holders of a majority of the then outstanding Shares, and the Purchasers party hereto hold such a majority; and

WHEREAS, the Company and the undersigned Purchasers desire to amend the Purchase Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Purchase Agreement and agree as follows:

1. Amendment of Purchase Agreement. The Purchase Agreement is hereby amended as follows:

Section 1.2(b) of the Purchase Agreement is hereby amended and replaced in its entirety by the following:

“At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company by wire transfer to a bank account designated by the Company, by cancellation of indebtedness evidenced by the Convertible Promissory Notes (the “Notes”) issued Pursuant to the Convertible Promissory Note and Warrant Purchase Agreement entered into by the Company and certain Purchasers, dated June 25, 2009 (the “Note Purchase Agreement”), or by any combination of such methods. In the event that payment by a Purchaser is made, in whole or in part, by cancellation of indebtedness, then such Purchaser shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.”

Section 1.3(a) of the Purchase Agreement is hereby amended and replaced in its entirety by the following:

“After the First Closing, the Company shall sell, and the Purchasers shall purchase, severally and not jointly, on the same terms and conditions as those contained in this Agreement, up to 12,000,000 shares of Series B-2 Preferred Stock (the “Milestone Shares”), pro rata in accordance with the number of shares of Series B-1 Preferred Stock being purchased by each such Purchaser at the First Closing, on the good faith determination by a majority of the Company’s Board of Directors (the “Board”) (which majority must include at least three out of four of the members of the Board designated by the holders of Preferred Stock) that the events described on Annex I have occurred within the time frames set forth therein (the “Milestone Events”). The date of the purchase and sale of the Milestone Shares are referred to in this Agreement as the “Second Closing” or the “Milestone Closing.” Notwithstanding the foregoing, if the Company fails to achieve the Milestone Events on or before November 30, 2009, then the Purchasers holding a majority of the Series B-1 Preferred Stock then held by all Purchasers (a “Majority Interest”) may, no later than December 15, 2009, waive in writing any such failure and cause all Purchasers to make the investment contemplated by this Section 1.3. If no such written waiver is delivered to the Company and all Purchasers by December 15, 2009, then the obligations of the Company and the Purchasers under this Section 1.3 shall be null and void and without any further legal force or effect.”

Section 1.3(c) of the Purchase Agreement is hereby amended and replaced in its entirety by the following:

“If any Purchaser fails to purchase such Purchaser’s allocable portion of Series B-2 Preferred Stock issued at the Second Closing (as provided in Section 1.3(a) above) or any Purchaser’s allocable portion of the Notes issued under the Note Purchase Agreement, then all shares of Series B-1 Preferred Stock then held by such Purchaser shall be automatically converted into shares of the Company’s Common Stock, par value $0.001 (the “Common Stock”), as contemplated by the Restated Certificate. Each Purchaser’s allocable portion of the Series B-2 Preferred Stock to be purchased in the Second Closing shall only be satisfied by the cancellation of that portion of the Notes that is attributable to the principal amount of such Notes for which the Company received equivalent funds for the purchase thereof; provided, however, any additional amounts outstanding under the Note that are cancelled by the Purchaser shall be honored for the purposes of the issuance and sale of the applicable securities, but such shares shall be in addition to the

Purchaser’s allocable portion of the Series B-2 Preferred Stock issued at the Second Closing.”

The defined term “Second Closing Purchase Price” in Section 1.5 of the Purchase Agreement is hereby amended by deleting the date “May 31, 2009” in each instance where it appears therein and inserting in each instance in lieu thereof the date “November 30, 2009”.

Annex 1 of the Purchase Agreement is hereby amended by deleting the date “May 31, 2009” therein and inserting in lieu thereof the date “November 30, 2009”.

2. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which, when taken together, shall constitute by one instrument. One or more counterparts of this Amendment or any exhibit hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

3. Effect on Purchase Agreement. Except as specifically, provided herein, the Purchase Agreement shall remain in full force and effect. Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Company or Purchasers under the Purchase Agreement.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflict of laws provisions thereof.

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